Exhibit 16.1

Scrudato & Co., PA
CERTIFIED PUBLIC ACCOUNTING FIRM

October 14, 2016

Securities and Exchange Commission
100 F Street NE
Washington, DC 20549

We have read the statements that we understand EnergyTek Corp. (the "Company") will include under Item 4.01 of the Form 8-K report the Company will file regarding the Company's change in independent registered public accounting firms. We agree with such statements regarding our firm. We consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

/s/ John Scrudato CPA

Califon, New Jersey

October 14, 2016